Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

SILICON GRAPHICS, INC. RECEIVES NASDAQ DELISTING NOTIFICATION

SUNNYVALE, Calif. (December 8, 2008)—Silicon Graphics, Inc. (SGI) (Nasdaq: SGIC) announced today that it received a notification letter from The Nasdaq Stock Market on December 2, 2008, indicating that, for 10 consecutive trading days preceding the date of the letter, the market value of the SGI’s listed securities had been below the minimum $35 million requirement for continued inclusion on The Nasdaq Stock Market pursuant to Nasdaq Marketplace Rule 4310(c)(3)(B) (the “Market Value of Listed Securities Requirement”).

Furthermore, Nasdaq stated that at this time the Company does not meet the alternative NASDAQ requirement, Marketplace Rule 4310(c)(3)(A) or 4310(c)(3)(C), which requires the Company to have either minimum stockholders’ equity of $2.5 million or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.

In accordance with Nasdaq Marketplace Rule 4310(c)(8)(C), Silicon Graphics, Inc. has thirty calendar days, or until January 2, 2009 (the “Compliance Period”), to regain compliance with the Market Value of Listed Securities Requirement. If, at any time prior to January 2, 2009, the market value of the SGI’s listed securities reaches or exceeds the $35 million requirement for a minimum of 10 consecutive business days, Nasdaq will make a determination regarding the Company’s compliance. If compliance cannot be demonstrated by January 2, 2009, then Nasdaq will provide written notification that SGI’s securities will be delisted. At that time, SGI will be permitted to appeal Nasdaq’s determination to a Listing Qualifications Panel.

About Silicon Graphics, Inc.

Silicon Graphics, Inc. (NASDAQ: SGIC), is a leader in high-performance computing. SGI delivers a complete range of high-performance server, visualization, and storage solutions along with industry-leading professional services and support that enable its customers to overcome the challenges of complex data-intensive workflows and accelerate breakthrough discoveries, innovation and information transformation. SGI solutions help customers solve their computing challenges whether it’s enhancing the quality of life through drug research, designing and manufacturing safer and more efficient cars and airplanes, studying global climate, providing technologies for homeland security and defense, or helping enterprises manage large data. Headquartered in Sunnyvale, California, the company can be found on the Web at www.sgi.com.

Corporate Headquarters: 1140 E. Arques Ave. Sunnyvale, CA 94085 Telephone 408-524-1980 sgi.com MEDIA CONTACT Marla Robinson marlar@sgi.com 256.773.2371 SGI PR HOTLINE 408-524- 2810

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